Exhibit 3.1
CHERRY HILL MORTGAGE INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY

8.20% Series A Cumulative Redeemable Preferred Stock

Cherry Hill Mortgage Investment Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under the power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified and designated 1,270,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as shares of Series A Preferred Stock (as defined in the Articles Supplementary accepted for record by the SDAT on August 16, 2017), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock set forth in the Charter.

SECOND: After giving effect to the classification and designation of the additional shares of Series A Preferred Stock set forth herein, the Corporation has authority to issue 3,800,000 shares of Series A Preferred Stock.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer, Treasurer and Secretary on this 5th day of April, 2018.

ATTEST:		CHERRY HILL MORTGAGE INVESTMENT CORPORATION

By:	/s/ Martin J. Levine	By:	/s/ Jeffrey Lown II
Name:	Martin J. Levine	Name:	Jeffrey Lown II
Title:	Chief Financial Officer, Treasurer and Secretary	Title:	President and Chief Executive Officer